                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        NORFOLK SOUTHERN RAILWAY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN RAILWAY COMPANY
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Tuesday, May 28, 2002

--------------------------------------------------------------------------------

   The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of the Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 28, 2002, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

       1. Election of one director to the class whose term will expire in 2005.

       2. Transaction of such other business as properly may come before the meeting.

   Stockholders of record at the close of business on March 28, 2002, will be entitled to vote at such meeting.

                                  By order of the Board of Directors,
                                          REGINALD J. CHANEY,
                                         Corporate Secretary.

Dated: April 8, 2002

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope.

                       NORFOLK SOUTHERN RAILWAY COMPANY
                            THREE COMMERCIAL PLACE
                         NORFOLK, VIRGINIA 23510-2191

                                                                  April 8, 2002

                                PROXY STATEMENT

   On March 8, 2002, we began mailing to you and other stockholders the Company's Annual Report for 2001, which contains important financial and narrative information. On April 8, 2002, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 28, 2002 ("2002 Annual Meeting"). Only stockholders of record on March 28, 2002, are entitled to vote at the 2002 Annual Meeting. As of January 31, 2002, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock (this total excludes 100,120 shares held by Company subsidiaries and/or in a fiduciary capacity) and all shares of Common Stock are entitled to one vote per share. All the Common Stock is owned directly by Norfolk Southern Corporation ("NS").

   If you properly sign the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

   Any stockholder of record may revoke a signed and returned proxy card at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Company; (b) executing and delivering a subsequent proxy; or (c) attending the 2002 Annual Meeting and voting in person.

   The cost of soliciting these proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Company may solicit proxies by telephone, telegram, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so.

   In accordance with Rule 14a-3(e)(1) promulgated by the Securities and Exchange Commission ("SEC"), multiple beneficial stockholders sharing an address may receive a single annual report or proxy statement, unless the intermediary or the Company has received contrary instructions from one or more of the stockholders. Upon oral or written request, the Company will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the Annual Report for 2001, or if you wish to receive a separate annual report or proxy statement in the future, you may contact: Reginald J. Chaney, Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2682).

   The Company does not currently plan to deliver a single annual report or proxy statement to multiple record stockholders sharing an address. However, if that procedure were to be used in the future for stockholders of record at a shared address, you would use the above contact to request delivery of a single document.

                                CONFIDENTIALITY

   We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,200 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2002 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

   Members of the Board of Directors and employees of the Company do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTOR

   The term of one director, Henry C. Wolf, will expire at the 2002 Annual Meeting.

   Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the reelection of Mr. Henry C. Wolf as a director for a three-year term that expires in 2005.

   If the nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

   So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2002 Annual Meeting were selected, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

   Vote Required to Elect a Director: Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, by a plurality of the votes cast by the shares entitled to vote in the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

   The following information relates to the nominee and the directors whose terms of office will continue after the 2002 Annual Meeting.

Nominee (for the class whose term expires in 2005)

HENRY C. WOLF, 59, Norfolk, Va.; Vice Chairman and Chief Financial Officer of
  Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Finance of Norfolk Southern Corporation and Vice President and Chief Financial Officer of Norfolk Southern Railway Company. Director of Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Mr. Wolf has been a director since 1994.

Continuing Directors

L. I. PRILLAMAN, 58, Norfolk, Va.; Vice Chairman and Chief Marketing Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Marketing of Norfolk Southern Corporation and Vice President and Chief Marketing Officer of Norfolk Southern Railway Company. Director of several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Mr. Prillaman has been a director since 1996 and his term expires in 2003.

DAVID R. GOODE, 61, Norfolk, Va.; Chairman, President and Chief Executive
  Officer of Norfolk Southern Corporation and President and Chief Executive Officer of Norfolk Southern Railway Company since September 1, 1992. Director of Norfolk Southern Corporation, Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Also a director of Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated. Mr. Goode has been a director since 1992 and his term expires in 2004.

STEPHEN C. TOBIAS, 57, Norfolk, Va.; Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. Director of Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Also a director of Plum Creek Timber Company. Mr. Tobias has been a director since 1994 and his term expires in 2004.

2. OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the 2002 Annual Meeting other than as noted elsewhere in this Proxy Statement. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

   Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of your Company and of Norfolk Southern Corporation and to certain matters concerning the Board of Directors and the officers.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

   As of January 31, 2002, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity, and such Company subsidiaries did not have sole voting power with respect to any of such shares. NS held 246,355 shares, or approximately 20.5%, of the Company's Preferred Stock, and had sole voting power with respect to all of such shares.

   To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 16,668,997 shares, or 100%, of the Company's Common Stock on January 31, 2002.

   The following table sets forth as of January 31, 2002, the beneficial ownership of Norfolk Southern Corporation Common Stock for:

   (1) each director and each nominee (including the Chief Executive Officer);

   (2) each of the other four most highly compensated officers, based on the sum of 2001 salary and incentive pay for 2001, (three of whom are also directors or nominees), from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 ("Executive Officers"); and

   (3) all directors and Executive Officers of the Company as a group.

   Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of NS or its subsidiaries other than Norfolk Southern Corporation Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of Norfolk Southern Corporation Common Stock. All of the Company's directors and Executive Officers as a group own 2.3% of the total outstanding shares of Norfolk Southern Corporation Common Stock. No director or Executive Officer owns any shares of the Company's Preferred Stock.

                                                                      Shares of Norfolk Southern
                                                                       Corporation Common Stock
                                                                       Beneficially Owned as of
Name                                                                     January 31, 2002/1/
----                                                                  --------------------------
David R. Goode                                                                3,324,388
L. I. Prillaman                                                                 896,456
Stephen C. Tobias                                                               904,936
Henry C. Wolf                                                                   926,255
James A. Hixon                                                                  376,436

15 Directors and Executive Officers as a group (including the persons
  named above)                                                                9,489,608/2/

--------
   /1/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Goode, this amounts, respectively, to 11,745 and 221,117 shares; for Mr. Tobias, 15,196 and 57,265 shares; for Mr. Wolf, 11,691 and 65,034 shares; for Mr. Prillaman, 23,581 and 55,189 shares; and for Mr. Hixon, 5,669 and 21,147 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Goode, this amounts to 2,945,000 shares; for Mr. Tobias, 789,500 shares; for Mr. Wolf, 812,000 shares; for Mr. Prillaman, 767,000 shares; and for Mr. Hixon, 342,500 shares); includes 26,520 Restricted Shares awarded to Mr. Goode pursuant to the NS Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until January 29, 2004; and includes shares over which Executive Officers share voting and investment power (for Mr. Goode, this amounts to 942 shares and for Mr. Tobias, 10,326 shares).
   /2/The NS Common Stock figure includes, as of January 31, 2002: 133,765 shares credited to individual accounts under the NS Thrift and Investment Plan; 544,010 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 8,491,500 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; 26,520 Restricted Shares awarded to one Executive Officer pursuant to the NS Long-Term Incentive Plan and over which he possesses voting power but no investment power until January 29, 2004; and 11,418 shares over which Executive Officers share voting and investment power. Also includes 1,006 shares in which one Executive Officer disclaims beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Company's stock to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms concerning 2001 beneficial ownership were filed on time by all directors and Executive Officers.

                       BOARD OF DIRECTORS AND COMMITTEES

   On December 31, 2001, the Board of Directors of the Company consisted of four members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 2001, the Board of Directors acted by unanimous written consent on nineteen separate occasions.

   The Executive Committee took no action in 2001; its members were David R. Goode, Chair, and Henry C. Wolf. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

                           COMPENSATION OF DIRECTORS

   Each of the directors was also an officer of the Company and an officer of NS and, as such, their compensation was determined in accordance with the NS Joint Committee Report Concerning the 2001 Compensation of Certain Executive Officers on page 13. No such director is paid a retainer, meeting fees or other compensation for service as a director.

        NS COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

   The members of the NS Compensation and Nominating Committee during 2001 were Mr. Carter, Chair, Mr. Hilliard, Mr. Leer (served until May 2001), Ms. O'Brien (elected in May 2001), and Mr. Pote. The members of the NS Performance-Based Compensation Committee during 2001 were Mr. Carter, Chair, Mr. Leer (served until May 2001), Ms. O'Brien (elected in May 2001), and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers Harriman & Co. and Mr. Leer's relationship with Arch Coal, Inc., which are reported in the Proxy Statement for the 2002 Annual Meeting of the Stockholders of Norfolk Southern Corporation, there were no reportable business relationships between NS and such individuals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   None.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 2001 (together, the "Named Executive Officers"), for service in all capacities to both NS and its subsidiaries, including the Company, by the Named Executive Officers in the fiscal years ending December 31, 2001, 2000 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                       Annual Compensation               Compensation
                                -------------------------------      --------------------
                                                                       Awards    Payouts
                                                                     ---------- ---------
                                                         Other       Securities
                                                         Annual      Underlying   LTIP      All Other
   Name and Principal           Salary/1/ Bonus/1/   Compensation/2/ Options/3/ Payouts/4 Compensation/5/
     Position at NS        Year   ($)       ($)           ($)           (#)       ($)/         ($)
     --------------        ---- --------  -------    --------------  ---------- --------- --------------
David R. Goode             2001 950,000   959,025       526,034/7/    525,000    426,410      49,545
  Chairman, President and  2000 950,000   410,400/6/    530,535/7/    525,000    167,130      62,343
  Chief Executive Officer  1999 950,000         0       337,490/7/    365,000    597,047      88,315

L. I. Prillaman            2001 406,250   273,406        66,163       150,000    106,603      17,413
  Vice Chairman and Chief  2000 375,000   108,000        86,799       150,000     55,710      21,824
  Marketing Officer        1999 375,000         0       265,636        90,000    191,055      29,722

Stephen C. Tobias          2001 510,417   343,510       150,400       150,000    106,603      28,049
  Vice Chairman and Chief  2000 500,000   144,000       164,377       150,000     55,710      33,821
  Operating Officer        1999 500,000         0       247,075        90,000    191,055      44,448

Henry C. Wolf              2001 510,417   343,510       156,140       150,000    106,603      30,785
  Vice Chairman and Chief  2000 500,000   144,000       176,612       150,000     55,710      37,804
  Financial Officer        1999 500,000         0       109,030        90,000    191,055      50,359

James A. Hixon             2001 270,000   154,454        33,768        60,000     35,534      12,307
  Senior Vice President--  2000 235,000    63,450        38,854        60,000     16,713      12,582
  Administration           1999 216,667         0        10,043        30,000     59,705      17,441

--------
   /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
   /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2001, these amounts were: for Mr. Goode, $142,363; Mr. Prillaman, $21,708; Mr. Tobias, $100,319; Mr. Wolf, $114,822; and Mr. Hixon, $3,393.
Includes tax absorption payments in 1999, 2000 and 2001 for gains realized upon exercise of certain stock options (in 1999 for Messrs. Prillaman and Tobias, in 2000 for Messrs. Goode, Prillaman, Tobias, Wolf, and Hixon, and in 2001 for Messrs. Goode, Prillaman, Tobias, Wolf, and Hixon).
   /3/Options were granted without tandem SARs.
   /4/Represents the value of the "earn out" pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 2001, 2000 and 1999 (for 2001, performance shares were earned for achievements in the three-year period 1999-2001; for 2000, for achievements in the three-year period 1998-2000; and for 1999, for achievements in the three-year period 1997-1999).

   /5/Includes for 2001 (i) contributions of $5,100 to NS' 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $44,445; Mr. Prillaman, $12,313; Mr. Tobias, $22,949; Mr. Wolf, $25,685;
and Mr. Hixon, $7,207.
   /6/Represents the value of 26,520 Restricted Shares awarded to Mr. Goode effective January 29, 2001, pursuant to the terms of the NS Long-Term Incentive Plan, in lieu of the cash bonus Mr. Goode earned in 2000 pursuant to the NS Executive Management Incentive Plan. These Restricted Shares vest immediately, however Mr. Goode will not have investment power over the shares during a 36-month Restriction Period ending on January 29, 2004. Dividends will be paid on the Restricted Shares during the Restriction Period. Other than this grant, there were no restricted stock holdings outstanding at the end of the last fiscal year.
   /7/Includes personal use, as directed by resolution of the NS Board of Directors, of NS aircraft valued at $164,683 for 2001; $173,789 for 2000 and $152,865 for 1999--calculated on the basis of the aggregate incremental cost of such use to NS.

Long-Term Incentive Plan

   The NS Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to officers and other key employees of both NS and certain of its subsidiaries (including the Company). The Performance-Based Compensation Committee of the NS Board of Directors ("Committee") administers the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

    Stock Options

   The following table sets forth certain information concerning the grant in 2001 of stock options under the NS Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                   Grant Date
                         Individual Grants                           Value
  ---------------------------------------------------------------- ----------
                  Number of
                  Securities  % of Total
                  Underlying   Options                             Grant Date
                   Options    Granted to   Exercise or              Present
                  Granted/1/ Employees in Base Price/2/ Expiration  Value/3/
  Name               (#)     Fiscal Year  ($ Per Share)    Date       ($)
  ----            ---------- ------------ ------------- ---------- ----------
  D. R. Goode      525,000       7.52%       15.475     01/28/2011 4,189,500
  L. I. Prillaman  150,000       2.15%       15.475     01/28/2011 1,197,000
  S. C. Tobias     150,000       2.15%       15.475     01/28/2011 1,197,000
  H. C. Wolf       150,000       2.15%       15.475     01/28/2011 1,197,000
  J. A. Hixon       60,000       0.86%       15.475     01/28/2011   478,800

*No SARs were granted in 2001.
--------
   /1/These options (of which the first 6,462 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 28,

2001, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends as paid on the NS Common Stock.
   /2/The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.
   /3/In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

   In the case of NS Common Stock, the Black-Scholes model used the following measures and assumptions:

   (a) a stock volatility factor of 0.3976: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1996, through December 31, 2000;

   (b) a dividend yield of 1.16%: yield was determined monthly and averaged over the 60-month period January 1, 1996, through December 31, 2000;

   (c) a 2000 risk-free rate of return of 5.47%: this represents the monthly average 10-year Treasury strip rate during 2000, the year prior to the issuance of these options; and

   (d) that the option will be exercised during its 10-year term.

   The foregoing produces a Black-Scholes factor of 0.5160 and a resulting present value of $7.98 for each share of NS Common Stock subject to the 2001 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term or (ii) the payment of dividend equivalents on unexercised options.

   The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2001 and the number of unexercised options held by each as of December 31, 2001:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                                           Value of Unexercised
                                       Number of Securities Underlying   In-the-Money Options/SARs
                                         Unexercised Options/SARs at     ------------
                  Shares                           FY-End                      at FY-End/1/
                Acquired on  Value                   (#)                            ($)
                 Exercise   Realized   -------------------------------   ---------------------------
Name                (#)       ($)      Exercisable*      Unexercisable  Exercisable/7/ Unexercisable
----            ----------- --------   ------------      -------------  -------------- -------------
D. R. Goode       60,000/2/ 171,144/2/  1,770,000           525,000        836,062       1,603,875
L. I. Prillaman   15,000/3/  42,786/3/    417,000           150,000        238,875         458,250
S. C. Tobias      15,000/4/  54,036/4/    439,500           150,000        238,875         458,250
H. C. Wolf        15,000/5/  26,286/5/    462,000           150,000        238,875         458,250
J. A. Hixon        7,500/6/  27,018/6/    182,500            60,000         95,550         183,300

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.
--------
   /1/Equal to the mean ($18.53) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the NS Common Stock on December 31, 2001, less the exercise prices of in-the-money options, multiplied by the number of such options.
   /2/Mr. Goode surrendered 52,101 shares of stock already owned in full satisfaction of the exercise price of options on 60,000 shares.
   /3/Mr. Prillaman surrendered 13,026 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
   /4/Mr. Tobias surrendered 12,590 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
   /5/Mr. Wolf surrendered 13,722 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
   /6/Mr. Hixon surrendered 6,295 shares of stock already owned in full satisfaction of the exercise price of options on 7,500 shares.
   /7/Because the market price of the NS Common Stock on December 31, 2001, ($18.53) was below the exercise price of options granted in 1999 and for all earlier years, they are "out-of-the-money" and have no reportable value. The numbers shown are for the options granted in 2000, which are in-the-money.

    Performance Share Units ("PSUs")

   The following table sets forth certain information concerning the grant in 2001 of PSUs under the NS Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2001-2003) based on the performance of NS during that three-year period. Under the 2001 award, corporate performance will be measured using three predetermined and equally weighted standards;

that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average NS return on average capital invested ("ROACI"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2001 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Plan," beginning on page 16.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)


                                                         Performance or
                           Number of Shares, Units     Other Period Until
Name                       or Other rights/1/ (#)     Maturation or Payout
----                       -----------------------    --------------------
D. R. Goode                        120,000                  01/01/01-
                                                            12/31/03
L. I. Prillaman                    30,000                   01/01/01-
                                                            12/31/03
S. C. Tobias                       30,000                   01/01/01-
                                                            12/31/03
H. C. Wolf                         30,000                   01/01/01-
                                                            12/31/03
J. A. Hixon                        15,000                   01/01/01-
                                                            12/31/03

                                     Estimated Future Payouts under
                                      Non-Stock Price-Based Plans
                       -------------------------------------------------------
Name                   Threshold (#)         Target/2/ (#)         Maximum (#)
----                   -------------         -------------         -----------
D. R. Goode                  0                  17,280               120,000

L. I. Prillaman              0                   4,320               30,000

S. C. Tobias                 0                   4,320               30,000

H. C. Wolf                   0                   4,320               30,000

J. A. Hixon                  0                   2,160               15,000

--------
   /1/"Earn outs" may be satisfied in cash or in shares of NS Common Stock (or in some combination of the two).
   /2/The NS Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 14.4% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the performance cycle which ended on December 31, 2000.

Pension Plans

   The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2001 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                                 Years of Creditable Service
                 -----------------------------------------------------------
    Remuneration    15       20       25        30         35         40
    ------------ -------- -------- -------- ---------- ---------- ----------
     $  300,000  $ 50,681 $ 71,901 $ 93,120 $  114,340 $  135,559 $  157,779
        400,000    73,181  101,901  130,620    159,340    188,059    216,779
        500,000    95,681  131,901  168,120    204,340    240,559    276,779
        600,000   118,181  161,901  205,620    249,340    293,059    336,779
        700,000   140,681  191,901  243,120    294,340    345,559    396,779
        800,000   163,181  221,901  280,620    339,340    398,059    456,779
        900,000   185,681  251,901  318,120    384,340    450,559    516,779
      1,000,000   208,181  281,901  355,620    429,340    503,059    576,779
      1,100,000   230,681  311,901  393,120    474,340    555,559    636,779
      1,200,000   253,181  341,901  430,620    519,340    608,059    696,779
      1,300,000   275,681  371,901  468,120    564,340    660,559    756,779
      1,400,000   298,181  401,901  505,620    609,340    735,000    816,779
      1,500,000   320,681  431,901  543,120    654,340    765,559    876,779
      1,600,000   343,181  461,901  580,620    699,340    818,059    936,779
      1,700,000   365,681  491,901  618,120    744,340    870,559    996,779
      1,800,000   388,181  521,901  655,620    789,340    923,059  1,056,779
      1,900,000   410,681  551,901  693,120    834,340    975,559  1,116,779
      2,000,000   433,181  581,901  730,620    879,340  1,028,059  1,176,779
      2,100,000   455,681  611,901  768,120    924,340  1,080,559  1,236,779
      2,200,000   478,181  641,901  805,620    969,340  1,133,059  1,296,779
      2,300,000   500,681  671,901  843,120  1,014,340  1,207,500  1,356,779

   Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

   The respective five-year average compensation and approximate years of creditable service, as of January 1, 2002, for each Named Executive Officer were: Mr. Goode, $1,571,647 and 36 years; Mr. Prillaman, $534,530 and 32 years; Mr. Tobias, $703,297 and 32 years; Mr. Wolf, $703,297 and 29 years; and Mr. Hixon, $322,832 and 17 years.

   The NS Board of Directors approved on September 25, 2001, NS entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual's continued employment with NS for an additional two years. If the individual remains employed with NS through September 30, 2003, he will receive an additional three years of creditable service and his benefit will be based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

Change-in-Control Arrangements

   In May 1996, the NS Compensation and Nominating Committee recommended, and the NS Board of Directors approved, NS' entering into change-in-control agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were first filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and refiled as an exhibit to NS' 2001 Annual Report on Form 10-K, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

   These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

   Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the NS Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

                     NS JOINT COMMITTEE REPORT CONCERNING
              THE 2001 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

   This Report describes Norfolk Southern Corporation's executive officer compensation philosophy, the components of its compensation program and the manner in which 2001 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the "Named Executive Officers") whose 2001 compensation is reported in the Summary Compensation Table of this Proxy Statement.

   The NS Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") are composed entirely of directors who are not also officers of NS and met, respectively, six times and five times during 2001. Among other things, the C&N Committee is responsible for recommending to the NS Board the salaries of Board-elected officers and administering the NS annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan) and, beginning in 2001, the NS Stock Unit Plan. Established in January of 2000, the PBC Committee is responsible for administering the NS Long-Term Incentive Plan, as amended and last approved by NS stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards.

   BASE SALARY: While the Board believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Named Executive Officers are competitive with those earned by individuals in comparable positions.

   Specifically, the C&N Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers--as well as all other Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Named Executive Officers around the 50th percentile of their peers in the respective groups with which they are compared.

   Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

   Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 25th and 50th percentile of the base salaries paid to CEOs of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2001 was below the 25th percentile; the 2001 base salaries of the other Named Executive Officers ranged from below the 25th percentile to around the 60th percentile.

   For 2001, Mr. Goode did not receive a salary increase. This decision, not tied to or based on the application of any specific formula, reflects the Board's assessment of the Corporation's performance in 2000, including its total operating revenues and net income, and market analysis considerations. The base salaries of each of the Vice Chairmen were increased in 2001 for the first time since 1998, based on their performance and market analyses; Mr. Hixon's base salary was increased in 2001 based on his performance, his promotion to Senior Vice President-Administration and market analyses.

   EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Named Executive Officers, to other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid, if at all, based on the Corporation's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee during the first month of each incentive year.

   It is the C&N Committee's philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Named Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less or no incentive pay.

   Specifically, incentive pay opportunities for Mr. Goode are determined annually by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the four other Named Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

   Using those criteria, in November of 2000 the C&N Committee set Mr. Goode's maximum 2001 incentive opportunity at 150% of his 2001 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 100% of their 2001 base salary and Mr. Hixon's at 85% of his 2001 base salary. Actual payments, if any, are based on the extent to which established performance standards are achieved.

   For 2001, Mr. Goode and all other Executive Officers earned EMIP awards and each of 359 other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 67.3% of that individual's incentive opportunity. As a result, total 2001 cash compensation--2001 base salary and 2001 EMIP award paid in 2002--earned by Mr. Goode was below the 25th percentile and by the four other Named Executive Officers ranged from below the 25th percentile to around the 55th percentile.

   NS STOCK UNIT PLAN ("Plan"): The Board adopted the NS Stock Unit Plan in July 2001, to provide for the grant of stock units whose value is measured by the fair market value of the Corporation's Common Stock and which will be payable in cash upon satisfaction of applicable restrictions. In July 2001, the C&N Committee granted awards under the Plan to Mr. Goode and each of the other Named Executive Officers. The NS Stock Unit awards are subject to a one-year performance period, and the C&N Committee may adjust the awards at any time during the performance period to increase or decrease the award based on the performance of the Corporation or on the individual's performance. No awards were payable under the Plan during 2001, and any awards earned during 2002 will be considered as an element of total 2002 cash compensation of Mr. Goode and the other Named Executive Officers.

   LONG-TERM INCENTIVE PLAN ("LTIP"): The Board and the PBC Committee believe that a substantial component of each Named Executive Officer's total direct compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective is supported through the making of annual grants of stock options and performance share units to each of the Corporation's Named Executive Officers.

   These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

   In determining LTIP awards, the size of prior grants is analyzed within a current total direct compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies of comparable size. The mix of options and performance share units may vary from year to year to reflect the relative expected value of each type of award and certain other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the four other Named Executive Officers, when corporate performance warrants, around or above the 75th percentile of total compensation for their respective peer groups.

   At its January 2001 meeting, the PBC Committee granted stock options to each of the Named Executive Officers and to 359 other officers and key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

   At the same meeting, the PBC Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2004. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting--specifically, the Corporation's three-year (i.e., 2001-2003) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below.

   One-third of the performance share units granted in 2001 are available to be earned based on each of the three performance criteria.

         --------------------------------  ----------------------------
            Total Stockholder Return        Return on Average Capital
               ("TSR") vs. S&P 500             Invested ("ROACI")
         -------------------------------   ---------------------------
                           Percentage of                 Percentage of
            Three-Year      Performance     Three-Year    Performance
            Average TSR     Share Units      Average      Share Units
            vs. S&P 500     Earned Out        ROACI       Earned Out
         ----------------- -------------   ------------- -------------
         90/th/ percentile
             and above         100%        17% and above     100%
              80/th/            90%             16%           90%
              70/th/            85%             15%           80%
              60/th/            80%             14%           70%
              50/th/            75%             13%           60%
              40/th/            50%             12%           50%
              30/th/            30%             11%           40%
         25/th/ and below        0%             10%           30%
                                                 9%           20%
                                                 8%           10%
                                             Below 8%          0%
         --------------------------------  ---------------------------

                           ---------------------------
                            Operating Ratio ("OpR")
                           --------------------------
                                        Percentage of
                            Three-Year   Performance
                            NS Average   Share Units
                               OpR       Earned Out
                           ------------ -------------
                           75% or below     100%
                               80%           75%
                               85%           50%
                               90%           25%
                            Above 90%         0%
                           --------------------------

   For all stock options granted in 2001 to the Named Executive Officers, for the first five (5) years following the date stock options are granted, the Corporation pays in cash to each Named Executive Officer dividend equivalents on unexercised options equal to the dividend paid on the Corporation's Common Stock.

   For 2001, Mr. Goode was granted options (including 6,462 incentive stock options that may receive capital gains treatment) on 525,000 shares of Common Stock and the opportunity to earn up to 120,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 6,462 incentive stock options that may receive capital gains treatment) on a total of 510,000 shares of Common Stock and the opportunity to earn up to 105,000 performance shares.

   In summary, the C&N Committee and the PBC Committee believe that the compensation program for Named Executive Officers is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believe each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

   Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of the Corporation's Named Executive Officers. Each Committee has carefully considered the Corporation's executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of
Section 162(m), and stockholders last approved the Plan in 2001. However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

         NS Compensation and              NS Performance-Based
         Nominating Committee             Compensation Committee

         Gene R. Carter, Chairman         Gene R. Carter, Chairman
         Landon Hilliard, Member          Jane Margaret O'Brien, Member
         Jane Margaret O'Brien, Member    Harold W. Pote, Member
         Harold W. Pote, Member

                               PERFORMANCE GRAPH

   The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTS

   The Board of Directors has appointed the firm of KPMG LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 2002. This firm has acted as auditors for the Company since June 1, 1982, and also provides services to NS.

   In 2001, KPMG billed audit fees for audit services consisting of the annual audit of the consolidated financial statements of the Company and its subsidiaries and NS and its subsidiaries, including annual reports of the Company to the stockholders and to the SEC, and limited reviews of quarterly financial statements. KPMG also performed assurance and related services and other non-audit services in 2001, as set forth under "All Other Fees" below.

   All services rendered by KPMG to the Company and NS in 2001 were approved in advance by, ratified by or reported to the NS Audit Committee. KPMG has represented to the Board of Directors that its fees are customary and that no agreement exists to limit current or future years' audit fees.

   For the fiscal year ended December 31, 2001, KPMG billed NS and the Company for the following services:

   Audit Fees
   ----------

   KPMG billed NS and the Company $1,075,757 for services related to the audit of the annual financial statements and review of the quarterly financial statements for the most recent fiscal year.

   Financial Information Systems Design and Implementation Fees
   ------------------------------------------------------------

   KPMG did not bill NS or the Company for services related to Financial Information Systems, as defined by Section 210.2-01(c)(4)(ii) of Regulation S-X promulgated by the SEC.

   All Other Fees
   --------------

   KPMG billed NS and the Company $1,099,461 for all other services it rendered to NS and the Company that are not included under the captions "Audit Fees" or "Financial Information Systems Design and Implementation Fees" above. This amount includes $433,163 for assurance and related services, including ISO 9000 certifications, examination of internal controls over financial reporting, NS employee benefit plan audits, procedures associated with the annual report to the Surface Transportation Board and letters to underwriters.

   The Board of Directors has considered whether the provision of any services included under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of the independent public accountants and has determined that the firm's independence is not thereby compromised.

   Representatives of KPMG are expected to be present at the 2002 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 2002 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 9, 2002.

                                             By order of the Board of Directors,
                                                    REGINALD J. CHANEY,
                                                    Corporate Secretary.

                          v  Detach Proxy Card Here  v
.................................................................................


                        NORFOLK SOUTHERN RAILWAY COMPANY
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Reginald J. Chaney, David R. Goode or L.I. Prillaman, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 28, 2002, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 8, 2002, and to transact such other business, as properly may come before such meeting(s).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)



                                       NORFOLK SOUTHERN RAILWAY
                                       P.O. BOX 11139
                                       NEW YORK, N.Y. 10203-0139


To change your address, please mark this box  [_]
     v  DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  v
.................................................................................

[_]            [X]
     Votes MUST be indicated
     (x) in Black or Blue Ink.

     1.  ELECTION OF DIRECTOR

     Nominee--Henry C. Wolf

  FOR the nominee        WITHHOLD AUTHORITY to vote          In addition, in their discretion, the Proxies are
   listed above    [_]  for the nominee listed above  [_]    authorized to vote upon such other business as may
                                                             properly come before the meeting.




__


                       Date   Share Owner sign here     Co-Owner sign here
                       _____________________________    ________________________
                   __
                       _____________________________    ________________________